Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis Chief Financial Officer NMT Medical, Inc. (617) 737-0930 red@nmtmedical.com

NMT MEDICAL ANNOUNCES FIRST-QUARTER RESULTS

Company Anticipates Commencing Enrollment in Clinical Trial During the Second Quarter

BOSTON, Mass., May 7, 2003 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, today announced financial results for the first quarter ended March 31, 2003.

First-Quarter Results

Total revenues for the three months ended March 31, 2003 were $5.0 million, compared with $6.9 million in total revenues for the quarter ended March 31, 2002. First quarter 2002 revenues included $2.5 million of vena cava filter sales in connection with the Company’s transitional manufacturing agreement with C.R. Bard, which was completed during 2002. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first quarter of 2003 increased 14% to $4.9 million from $4.3 million for the first quarter of 2002.

Net income for the first quarter of 2003 was $494,000, or $0.04 per share on a fully diluted basis, compared with net income of $748,000, or $0.06 per share on a fully diluted basis, for the comparable period in 2002. Net income for the first quarter of 2002 included a $54,000 loss from discontinued operations related to the Company’s neurosciences business unit, which was sold effective July 31, 2002.

Comments on the First Quarter

“While first-quarter 2003 CardioSEAL® and STARFlex® sales in the United States were greater than first-quarter 2002 sales, they were less than our record fourth-quarter 2002 sales,” stated President and Chief Executive Officer, John E. Ahern. “We believe that this decrease is a short term situation and is likely due to the announcement earlier in the first quarter of the conditional approval of our clinical trial. Our domestic sales results were partially offset by the solid performance of our European operations, which achieved a 13% sequential increase in the first quarter of 2003 compared to the fourth quarter of 2002. We believe the growth in European sales is in part a result of our increased investment in that region and the growing awareness within the European medical community that closing a PFO (patent foramen ovale) with our proprietary implant technology offers an alternative to lifelong drug therapy.”

“In early March, we achieved an important regulatory milestone as we received conditional approval from the FDA for our pivotal clinical trial to evaluate the effectiveness of our proprietary STARFlex® implant compared to best medical therapy,” Ahern continued. “Since that time, we have held several productive discussions with the FDA and are pleased to announce that we anticipate the commencement of patient enrollment in our clinical trial during the second quarter of 2003. The principal investigators at our clinical centers, who represent some of the best and brightest in both the neurology and interventional cardiology communities, are anxious to commence our landmark study. The launch of this clinical trial is a critical step for the Company and our shareholders as we seek to extend our leadership position in the emerging market for addressing potential cardiac sources of stroke.”

NMT’s clinical study, called CLOSURE I, is designed to evaluate the STARFlex® implant’s effectiveness in preventing recurrent stroke and TIA (transient ischemic attack) in patients after their initial event. The study is expected to enroll 1,600 patients with half receiving a STARFlex® implant and half receiving traditional medical therapy. Follow-up will measure recurrent events over a period of two years.

Vice President and Chief Financial Officer, Richard E. Davis, said, “In the first quarter, we carefully managed our operations and expenses with continued emphasis on quality, efficiency and cost control. As a result, despite our lower than anticipated revenues, we were profitable for the tenth consecutive quarter. We ended the quarter with $37.8 million of cash, cash equivalents and marketable securities. This balance includes the final milestone payment from Bard of $3.0 million, which was received in January 2003, as part of the November 2001 sale of our vena cava filter product line. As we have previously stated, we believe that these resources are more than sufficient to fund the pivotal PFO clinical trial and to invest in the growth of our existing business.”

Business Outlook

“Despite a lower than expected first-quarter domestic sales performance, we remain committed to our previously announced goal of 20% to 22% growth in total CardioSEAL® and STARFlex® sales in 2003 over 2002 levels,” Davis said. “The FDA conditional approval process has provided us with a clearer understanding of the dimensions of our pivotal clinical trial. Based on our current outlook for the timing, size and costs of the clinical trial, we remain committed to our previously announced expectation that NMT Medical will return to profitability by the end of 2004.”

Conference Call Reminder

Management will conduct a conference call at 9:30 a.m. ET this morning to review the Company’s financial results for the quarter ended March 31, 2003 and provide an update on the Company’s clinical trial. The conference call will be broadcast live over the Internet. Individuals that are interested in listening to the Webcast should log onto the “Investor Relations” section of NMT Medical’s Web site at www.nmtmedical.com.

The conference call may also be accessed by dialing (913) 981-5509 or (800) 289-0730 prior to the start of the call. For those who are unable to join the live conference call, a replay will be available through midnight (ET) on May 14, 2003 at (719) 457-0820 or (888) 203-1112 (Passcode: 373648), or by visiting the Company’s Web site.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive, catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements — including statements regarding the Company’s 2003 and 2004 financial, sales and profitability expectations, expansion of NMT’s cardiovascular business and market opportunities, the Company’s expectations regarding the timing and outcome of the PMA clinical trial, regulatory approvals for the Company’s products, and maintenance of its cash position — involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and subsequent filings with the Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	At March 31, 2003	At December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$21,551,432	$19,933,931
Marketable securities	16,260,152	16,310,152
Receivable from sale of product line	—	3,000,000
Accounts receivable, net of reserves of $265,000	2,632,819	2,457,322
Inventories	1,507,890	1,178,949
Prepaid expenses and other current assets	1,255,865	1,063,463

Total current assets	43,208,158	43,943,817

Property and equipment, at cost:
Laboratory and computer equipment	2,006,414	1,961,165
Leasehold improvements	1,134,545	1,134,545
Equipment under capital lease	1,188,902	1,188,902
Office furniture and equipment	475,648	475,648

	4,805,509	4,760,260
Less—Accumulated depreciation and amortization	3,868,358	3,779,300

	937,151	980,960

Other assets	80,527	167,850

	$44,225,836	$45,092,627

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,966,629	$2,233,443
Accrued expenses	2,170,314	2,964,641
Current portion of debt obligations	17,111	27,865
Discontinued operations liabilities	500,000	910,505

Total current liabilities	4,654,054	6,136,454

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none
Common stock, $.001 par value Authorized—30,000,000 shares Issued and outstanding—11,832,842 and 11,712,877 shares in 2003 and 2002, respectively	11,833	11,713
Additional paid-in capital	45,019,038	44,728,424
Less: Treasury stock—40,000 shares at cost	(119,600)	—
Unrealized gain on marketable securities	68,000	118,000
Accumulated deficit	(5,407,489)	(5,901,964)

Total stockholders’ equity	39,571,782	38,956,173

	$44,225,836	$45,092,627

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Product sales	$4,914,837	$6,791,861
License fees and royalties	107,150	70,000

	5,021,987	6,861,861

Expenses:
Cost of product sales	1,149,254	1,794,206
Research and development	1,176,473	1,221,431
General and administrative	1,279,113	1,654,647
Selling and marketing	1,151,737	1,224,381

Operating expenses	4,756,577	5,894,665

Income from operations	265,410	967,196
Other Income (Expense):
Foreign currency transaction gain (loss)	8,815	(13,105)
Interest expense	(595)	(2,383)
Interest income	220,845	90,052

	229,065	74,564

Income before provision for income taxes	494,475	1,041,760
Provision for income taxes	—	240,000

Net income from continuing operations	494,475	801,760
Loss from discontinued operations	—	(53,998)

Net income	$494,475	$747,762

Basic net income per common share:
Continuing operations	$0.04	$0.07
Discontinued operations	—	—

Net income	$0.04	$0.07

Diluted net income per common share:
Continuing operations	$0.04	$0.07
Discontinued operations	—	—

Net income	$0.04	$0.06

Weighted average common shares outstanding:
Basic	11,760,834	11,302,438

Diluted	12,021,737	12,235,034

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